Exhibit 10.15

G- Medical Innovations Holdings LTD

January 30th, 2023

Management of the board of Directors

Dear Sir,

As the CEO and controlling shareholder of G-Medical innovations Holdings LTD, I hereby approve my extension commitment to finance the Company's operations from 30-11-2023 up to 28-2-2024, provided and as long as, I am a controlling shareholder and / or the company cannot be finance externally from any other sources and/ or until a sum of $10 million be received in the Company for its operations this year, whichever is earlier.

Very truly yours,

/s/ Dr. Yacov Geva
Dr. Yacov Geva